                                         Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 1 Dated October 22, 1999   (To Prospectus
dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $75,000,000

Price to Public:    100%                Proceeds to HFC:  99.9434%

Issue  Date: October  27,  1999  Stated  Maturity: October 26, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 25, 1999

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .20%  (+ 20 basis points)

Interest  Payment Dates:  On the 26th of January, April, July,  and
     October of each year, commencing January 26, 2000, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Merrill Lynch & Co., as Principal

Agent's Discount or Commission:    .0566%

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